Exhibit 99.1

40 Enterprise Boulevard

PO Box 9300

Bozeman, MT 59718-9300

406.522.4200 P

406.522.4227 F

FOR IMMEDIATE RELEASE

For Further Information, Contact:
Investor Relations:	Corporate Communications:
Todd Friedman or Stacie Bosinoff	Kathleen O’Boyle
The Blueshirt Group	RightNow Technologies
415.217.7722	406.556.3428 Desk
todd@blueshirtgroup.com	415.407.8308 Cell
stacie@blueshirtgroup.com	Kathleen.oboyle@rightnow.com

RIGHTNOW TECHNOLOGIES REPORTS

FOURTH QUARTER and FULL YEAR 2006 FINANCIAL RESULTS

BOZEMAN, MONT. (January 31, 2007)—RightNow® Technologies, Inc. (NASDAQ: RNOW), today announced results for the fourth quarter and year ended December 31, 2006. Fourth quarter revenue was $28.8 million, and full year revenue was $110.4 million, representing increases of 17 percent and 27 percent over the comparable 2005 periods, respectively.

The net loss in the fourth quarter of 2006 was $(2.3) million or $(0.07) per share, compared to net income of $3.0 million, or $0.09 per diluted share, in the fourth quarter of 2005.  Fourth quarter 2006 non-GAAP net loss per share was $(0.04) which excludes stock-based compensation charges of $1.1 million. The net loss for the full year 2006 was $(5.0) million or $(0.16) per share, compared to net income of $7.7 million or $0.23 per diluted share for the full year 2005. Full year 2006 non-GAAP net loss per share was $(0.01) which excludes stock-based compensation of $4.6 million.

-more-

RightNow added more than 75 new customers in the fourth quarter and more than 500 new customers for the year. New, renewed and expanded customer relationships during the fourth quarter of 2006 included the AICPA, Ceridian Corporation, Nikon, Restoration Hardware, Samsung Electronics America, Sovereign Bank, SunRocket, UCLA, and the U.S. Census Bureau.

“Overall, 2006 was a strong year,” stated Greg Gianforte, founder and CEO. “We grew bookings 50% and cash flow from operations more than 80%. Our products served 1 billion customer interactions during the year, providing the backbone for high customer satisfaction and tangible cost savings. We’re pleased to announce that our first customers are now live on RightNow 8.”

Susan Carstensen, CFO, added, “As noted in our preliminary announcement, we are seeing an accelerating shift toward recurring revenue agreements in our customers’ buying decisions. Beginning in 2007, we are essentially eliminating perpetual revenue from our business model by taking them off our product price list. For those customers in our pipeline and our existing customers that prefer perpetual licenses, we will work to structure ratable arrangements. While this model change reduces our overall revenue and earnings guidance for 2007, we still expect to drive approximately 40% growth in recurring revenue and 30% growth in cash from operations.”

“Change that aligns us with our customers’ preferences is good for our business” said Gianforte. “We expect to return to profitability in 2008 and to create greater shareholder value as a result of these changes. We are excited about the opportunities in front of us and look forward to another successful year in 2007.”

Guidance

•                  For the full year 2007, the Company expects revenue in the range of $116 to $120 million, composed of 40 percent growth in recurring revenue and 15 percent growth in professional services revenue. The Company’s previous guidance for perpetual revenue was approximately $25 million for 2007. Given the business model changes, the Company now expects this business to produce approximately $2 million in revenue in 2007.

•                  The net loss per share for the full year 2007 is expected to be in the range of $(0.56) to $(0.64). Non-GAAP net loss per share, which excludes stock-based compensation, is expected to be in the range of $(0.36) to $(0.44). This compares with the Company’s previous guidance for non-GAAP net income per share was $0.30 to $0.35, with the vast majority of the earnings change resulting from the substantial decline of perpetual revenue.

•                  Cash from operations for the full year 2007 is expected to be in the range of $32.5 to $37.5 million.

•                  For the first quarter of 2007, revenue is anticipated to be in the range of $24 to $25 million. The first quarter net loss per share is expected to be in the range of $(0.23) to $(0.25). Non-GAAP net loss per share, which excludes stock-based compensation, is expected to be in the range of $(0.19) to $(0.21).

Quarterly Conference Call

RightNow Technologies will discuss its quarterly results via teleconference at 4:30 p.m. (ET)/2:30 p.m. (MT) today, January 31, 2007. To access the call, please dial (877) 502-9272, or outside the U.S. (913) 981-5581, at least five minutes prior to the start time. An audio webcast of the call will also be available at www.shareholder.com/rnow/medialist.cfm. A replay of today’s conference call will be available on the company Web site at www.shareholder.com/rnow/, under the Investor Webcasts menu, from 5:30 p.m. (MT) on January 31, 2007 until 10:00 p.m. (MT) February 14, 2007. You may also access a replay of today’s call by dialing (719) 457-0820 or (888) 203-1112 with the replay passcode 7121442.

About RightNow Technologies, Inc.

RightNow (NASDAQ: RNOW) is leading the industry beyond CRM to high-impact Customer Experience Management solutions. Approximately 1,800 companies around the world turn to RightNow to drive a superior customer experience across the frontlines of their business. As a win on service strategy becomes a business imperative, experience management solutions are increasingly recognized as a core driver of business success. Founded in 1997, RightNow is headquartered in Bozeman, Montana, with additional offices in North America, Europe and Asia. For further information, please visit www.rightnow.com.

RightNow is a registered trademark of RightNow Technologies, Inc. NASDAQ is a registered trademark of the NASDAQ Stock Market, LLC.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

All statements included in this press release, other than statements or characterizations of historical fact, are forward-looking statements. These forward-looking statements are based on our current expectations, estimates and projections about our industry, management’s beliefs, and certain assumptions made by us, all of which are subject to change. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these wordsand include, but are not limited to, statements regarding projected results of operations and management’s future strategic plans. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement.

The risks and uncertainties referred to above include, but are not limited to, risks associated with changing our business model; our ability to develop or acquire, and gain market acceptance for new products in a cost-effective and timely manner; the timing and success of the impending launch of our RightNow 8 product release; the gain or loss of key customers; our ability to successfully retain customers of Salesnet, Inc. and to integrate Salesnet’s products and processes following our recent acquisition of that company; competitive pressures; our ability to expand operations; fluctuations in our earnings as a result of the impact of stock-based compensation expense; interruptions or delays in our hosting operations; breaches of our security measures; our ability to protect our intellectual property from infringement, and to avoid infringing on the intellectual property rights of third parties; and our ability to expand, retain and motivate our employees and manage our growth. Further information on potential factors that could affect our financial results is included in our Annual Report on Form 10-K, quarterly reports of Form 10-Q, and in other filings with the Securities and Exchange Commission. The forward-looking statements in this release speak only as of the date they are made. We undertake no obligation to revise or update publicly any forward-looking statement for any reason.

FRNOW

RightNow Technologies, Inc.

Consolidated Balance Sheets

(In thousands) (Unaudited)

	Dec 31,	Dec 31,
	2006	2005

Assets
Cash and cash equivalents	$39,208	$40,874
Short-term investments	39,127	23,314

Accounts receivable	32,021	25,462
Term receivables, current	23,806	15,376
Allowance for doubtful accounts	(2,621)	(2,209)
Net receivables	53,206	38,629
Prepaid & other current assets	2,498	1,993
Total current assets	134,039	104,810

Property and equipment, net	10,073	6,451
Term receivables, non-current	24,805	10,697
Intangible assets, net	8,836	1,487
Other	489	231
Total Assets	$178,242	$123,676

Liabilities and Stockholders’ Equity
Accounts payable	$4,417	$2,308
Commissions and bonuses payable	4,069	2,910
Other accrued liabilities	7,588	5,733
Current portion of long-term debt	31	30
Current portion of deferred revenue	67,560	48,673
Total current liabilities	83,665	59,654

Long-term debt, less current portion	85	117
Deferred revenue, net of current portion	47,018	19,250

Stockholders’ equity:
Common stock	33	32
Additional paid-in capital	86,069	78,312
Accumulated other comprehensive loss	(332)	(401)
Accumulated deficit	(38,296)	(33,288)
Total stockholders’ equity	47,474	44,655
Total Liabilities Stockholders’ Equity	$178,242	$123,676

RightNow Technologies, Inc.

Consolidated Operating Statements

(In thousands, except per share amounts) (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
Revenue:
Software, hosting and support	$22,557	$19,201	$86,257	$67,944
Professional services	6,204	5,373	24,131	19,204
Total revenue	28,761	24,574	110,388	87,148

Cost of revenue:
Software, hosting and support	3,663	2,518	13,260	9,111
Professional services	5,096	3,355	19,110	11,956
Total cost of revenue	8,759	5,873	32,370	21,067

Gross profit	20,002	18,701	78,018	66,081

Operating expenses:
Sales and marketing	16,391	11,421	61,504	42,683
Research and development	4,132	2,904	14,478	10,428
General and administrative	2,480	1,822	9,578	6,445
Total operating expenses	23,003	16,147	85,560	59,556

Income (loss) from operations	(3,001)	2,554	(7,542)	6,525

Interest and other income, net	884	583	3,064	1,646

Income (loss) before income taxes	(2,117)	3,137	(4,478)	8,171
Provision for income taxes	(177)	(147)	(530)	(478)
Net income (loss)	$(2,294)	$2,990	$(5,008)	$7,693

Net income (loss) per share:
Basic	$(0.07)	$0.09	$(0.16)	$0.25
Diluted	$(0.07)	$0.09	$(0.16)	$0.23

Shares used in the computation:
Basic	32,529	31,652	32,241	30,631
Diluted	32,529	34,199	32,241	33,695

Supplemental information of stock-based compensation expense included in:
Cost of software, hosting and support	$48	$—	$193	$—
Cost of professional services	113	—	471	—
Sales and marketing	499	—	1,929	—
Product development	212	—	834	—
General and administrative	181	—	1,201	—
Total stock-based compensation	$1,053	$—	$4,628	$—

RightNow Technologies, Inc.

Consolidated Statements of Cash Flow

(In thousands, except per share amounts) (Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
Operating activities:
Net income (loss)	$(2,294)	$2,990	$(5,008)	$7,693
Non-cash adjustments:
Depreciation and amortization	1,683	944	5,681	3,406
Stock-based compensation	1,053	—	4,628	—
Provision for losses on accounts receivable	255	161	306	421
Changes in operating accounts:
Receivables	(10,958)	(4,760)	(27,487)	(19,100)
Prepaid expenses	193	(35)	(191)	(621)
Accounts payable	1,980	339	1,916	744
Commissions and bonuses payable	58	(423)	1,025	309
Other accrued liabilities	1,297	163	1,541	2,186
Deferred revenue	11,273	4,484	44,782	19,767
Other	(249)	(19)	(150)	90
Cash provided by operating activities	4,291	3,844	27,043	14,895

Investing activities:
Net change in short-term investments	(2,285)	(2,431)	(15,812)	7,874
Acquisition of property and equipment	(2,828)	(1,697)	(7,758)	(4,969)
Business acquisitions	—	—	(8,731)	(1,023)
Other	(3)	(10)	(13)	(16)
Cash provided (used) by investing activities	(5,116)	(4,138)	(32,314)	1,866

Financing activities:
Proceeds from long-term debt	—	—	—	162
Proceeds from issuance of common stock	1,359	1,706	2,721	5,278
Tax benefit of stock options exercised	400	—	400	—
Payments on long-term debt	(32)	(7)	(55)	(15)
Cash provided by financing activities	1,727	1,699	3,066	5,425

Effect of foreign exchange rates on cash and cash equivalents	192	(125)	539	(256)

Increase (decrease) in cash and cash equivalents	1,094	1,280	(1,666)	21,930

Cash and cash equivalents at beginning of period	38,114	39,594	40,874	18,944
Cash and cash equivalents at end of period	$39,208	$40,874	$39,208	$40,874

RightNow Technologies, Inc.

Reconciliation of Non-GAAP Measurements

(Amounts in thousands, except per share amounts) (Unaudited)

Diluted Earnings Per Share Reconciliation

	Three Months Ended Dec 31, 2006	Twelve Months Ended Dec 31, 2006
Net loss as reported	$(2,294)	$(5,008)
Add stock-based compensation (“SBC”)	1,053	4,628
Net loss before SBC	$(1,241)	$(380)

Net loss per share, as reported	$(0.07)	$(0.16)
Net loss per share, before SBC	(0.04)	(0.01)

Shares outstanding, as reported	32,529	32,241
Shares outstanding, excluding the effect of SBC	32,529	32,241

Forward-Looking Guidance Reconciliation

	GAAP Guidance				Non-GAAP Guidance
	From	To	Adjustment		From	To
First quarter ending March 31, 2007
Net loss	$(8,250)	$(7,500)	$1,300	(a)	$(6,950)	$(6,200)
EPS	$(0.25)	$(0.23)			$(0.21)	$(0.19)
Shares	32,800	32,800			32,800	32,800

Year ending December 31, 2007
Net loss	$(21,250)	$(18,500)	$6,500	(a)	$(14,750)	$(12,000)
EPS	$(0.64)	$(0.56)			$(0.44)	$(0.36)
Shares	33,200	33,200			33,200	33,200

(a) Estimated stock-based compensation expense to be recorded for the periods indicated in accordance with Statement of Financial Accounting Standards No. 123R, Share-Based Payments, (“SFAS 123R”) which is effective for periods beginning January 1, 2006. Periods prior to 2006 do not include stock-based compensation expense.

About Non-GAAP Financial Measures

Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same captions and may differ from non-GAAP financial measures with the same or similar captions that are used by other companies.

RightNow’s management believes that these non-GAAP financial measures provide meaningful supplemental information regarding RightNow’s operating results because they facilitate the comparison of results for future periods with results from past periods. RightNow adopted SFAS 123R on January 1, 2006 using the modified prospective method. Results of prior periods have not been restated to conform with the 2006 and subsequent years’ presentation. We believe the calculation of diluted net income per share, calculated without stock-based compensation expense, provides a meaningful comparison to our diluted net income per share figures reported for 2005 and prior years.